Exhibit 99.1

FOR IMMEDIATE RELEASE

TOWER TECH HOLDINGS INC.

101 South 16th Street, P.O. Box 1957

Manitowoc, WI 54221-1957

(920) 684-5531

For more information contact:

Steve Huntington, CFO

TOWER TECH HOLDINGS INC. ANNOUNCES ELECTION OF NEW DIRECTORS

-James Lindstrom, Charles Beynon and William Barrett-

MANITOWOC, WI, October 26, 2007 - Tower Tech Holdings Inc. (OTC: TWRT) announced today that James Lindstrom, Charles Beynon and William Barrett have joined the Tower Tech Board of Directors. The appointments of Messrs. Lindstrom, Beynon and Barrett are effective immediately and will increase the size of Tower Tech’s Board to seven.

Mr. Lindstrom has been a partner of Tontine Associates, LLC, a Greenwich, Connecticut-based investment partnership, since February 2006. Prior to that, Mr. Lindstrom was Chief Financial Officer of Centrue Financial Corporation and has prior experience in private equity and investment banking. Mr. Lindstrom will serve as Chairman of the Board. He will also serve as Chairman of the Compensation Committee and as a member of the Governance/Nominating Committee.

Mr. Beynon is a Certified Public Accountant in both Texas and Michigan and has worked as an independent financial consultant providing financial and advisory services to a diverse group of clients since 2002.  Mr. Beynon serves as a director of Integrated Electrical Services, Inc., (Nasdaq: IESC).  Mr. Beynon retired as a partner from Arthur Andersen in 2002 after a 29 year career with the firm, including 19 years as a partner. He served as a division head in the firm’s Houston office where he was principally responsible for the firm’s service to middle market non-energy related clients. Mr. Beynon will serve as Chairman of the Audit Committee, and member of the Compensation Committee.

Mr. Barrett has served since May 2000 as the President and Chief Executive Officer of Neenah Foundry Company, a corporation that manufactures and markets iron castings and steel forgings for the heavy municipal market and segments of the industrial market. Mr. Barrett joined Neenah Foundry in 1992. His initial position with the company was

General Sales Manager — Industrial Castings, and he has also held the titles of Vice President/General Manager and President. From 1985 to 1992, Mr. Barrett was the Vice President — Sales for Harvard Industries Cast Products Group. Mr. Barrett has also been a director and Chairman of the Board of Neenah Foundry since May 2000. Mr. Barrett will serve as Chairman of the Governance/Nominating Committee and as a member of the Audit Committee.

Announcing the elections of Messrs. Lindstrom, Beynon and Barrett, Cameron Drecoll, the Company’s Chief Executive Officer, said “These gentlemen add important dimensions to the Tower Tech Board particularly with their previous experience on strategic and corporate governance matters. Our new directors share a breadth of experience that will complement our current directors’ familiarity with the Company and facilitate our continued growth and success.”

About Tower Tech Holdings Inc.

Tower Tech Holdings Inc. (TWRT-OTC) is dedicated to the production of components for energy and infrastructure-related industries. Tower Tech is primarily focused on the manufacture of components for the wind industry, including tower support structures through its Tower Tech Systems subsidiary and gearing systems through its Brad Foote Gear Works subsidiary. Tower Tech is headquartered in Manitowoc, Wisconsin and has additional locations in Cicero, Illinois and Neville Island, Pennsylvania.

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